                                                                      EXHIBIT 11


                 STATEMENT RE COMPILATION OF PER SHARE EARNINGS



     Below is the pro forma shareholders' equity section for capital changes at January 27, 1996 and July 27, 1996.



                             JANUARY 27, 1996       JULY 27, 1996
                             ----------------       -------------
                             (IN THOUSANDS EXCEPT SHARE DATA)
Common stock 14,000,000
  shares authorized,
  6,210,000 shares issued
  and outstanding..........           --                    --
Additional Paid in
  Capital..................       24,474                24,474
Retained Earnings
  (deficit)................         (956)                 (952)



Below is the pro forma and supplemental earnings per share information (in thousands except share data)



                                  YEAR ENDED JANUARY 27, 1996           SIX MONTHS ENDED JULY 27, 1996
                              -----------------------------------     -----------------------------------
                                                        EARNINGS                                EARNINGS
                               SHARES      EARNINGS     PER SHARE      SHARES      EARNINGS     PER SHARE
                              --------     --------     ---------     --------     --------     ---------
Shares issued with respect
  to existing capital and
  debt holders' pretax
  income....................  5,882,890      3,118                    6,210,000      4,567
Pro forma income taxes......                 1,278(A)                                1,872(A)
                              ---------     ------                    ---------      -----         ---
Pro forma earnings per share
  information after taxes...  5,882,890      1,840         .31        6,210,000      2,695         .43
                                                        =======                                 =======
Adjustment for debt
  repayment from proceeds...  1,407,143(B)     959(C)                 1,407,143(B)     504(C)
                              ---------     ------                                   -----         ---
Supplemental earnings per
  share information.........  7,290,033      2,799         .38        7,617,143      3,199         .42
                              =========     ======      ======        =========      =====      ======


---------------


(A) Provides for income tax rate at 41%.



(B) Represents shares issued from the Offering used to repay debt 19,700 of debt
                                                                  --------------
                                                                     $14/share




(C) Represents the net tax effect elimination of interest expense using the weighted average borrowing rate of 8.25% for the year and 8.68% for the six-month period on a principal balance of $19,700.